Exhibit 10.2

KUBIENT, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Leon Zemel (“Executive”) and Kubient, Inc. (the “Company”) (together referred to herein as the “Parties”), dated as of April 9, 2021, and effective as of the Effective Date (as defined below).

R E C I T A L S

A.The Company desires to assure itself of the services of Executive by engaging Executive to perform services under the terms hereof.

B.Executive desires to provide services to the Company on the terms herein provided commencing on April 12, 2021, the date Executive actually commenced employment with the Company (the “Effective Date”).

C.Certain capitalized terms used in this Agreement are defined in Section 11 below.

In consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Employment

(a) “At Will” Employment. Employment with the Company is for no specific period of time. Executive’s employment with the Company will be “at will,” meaning that either Executive or the Company may terminate Executive’s employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to Executive are superseded by this Agreement. This is the full and complete agreement between Executive and the Company related to Executive’s employment with the Company. Although Executive’s job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of Executive’s employment may only be changed in an express written agreement signed by Executive and the Chief Executive Officer of the Company (“CEO”) and approved by the compensation committee of the Board (defined below) (the “Compensation Committee”).

(b)General. The Company shall employ Executive as a full-time employee of the Company effective as of the Effective Date for the period and in the position set forth in this Section 1(d), and upon the other terms and conditions herein provided.

(c)Employment Period. The Executive’s employment pursuant to this Agreement shall commence on the Effective Date and will continue until terminated as provided in Sections 3 and 4 herein (the “Employment Period” ).

(d)Position and Duties. On the Effective Date, Executive: (i) shall serve in a full-time capacity as the Chief Product Officer for the Company (“CPO”), with responsibilities, duties, and authority that are usual and customary for such position, subject to direction by the CEO; (ii) shall report directly to the CEO and the board of directors of the Company (the “Board”); and (iii) agrees promptly and faithfully to comply with all present and future policies, requirements, directions, requests and rules and regulations of the Company in connection with the Company’s business. Executive agrees and acknowledges that he holds an executive-level position at that Company and, as such, owes fiduciary duties to the Company.

(e)Location. Subject to the Company’s remote or work-from-home policies during the COVID-19 pandemic or as otherwise mutually agreed to by Executive and CEO, Executive shall be based at the Company’s headquarters in New York, New York, except   for such travel as may be necessary to fulfill Executive’s duties and responsibilities. Executive’s role shall not require his daily physical attendance at the Company’s headquarters in New York, New York, but Executive acknowledges and agrees that there will be times when his attendance is required.

(f)Exclusivity. Except with the prior written approval of the CEO and the Compensation Committee (which may be granted or withheld in their sole and absolute discretion), Executive shall devote Executive’s entire working time, attention, and energies  to the business of the Company and shall not (i) accept any other employment or consultancy, (ii) serve on the board of directors or committees of any other entity; or (iii) engage, directly or indirectly, in any other business activity (whether or  not pursued for pecuniary  advantage) that is or may be competitive with, or that might place Executive in a competing position to, that of the Company or any of its subsidiaries or affiliates. Notwithstanding the foregoing, Executive may devote reasonable time to unpaid activities such as supervision of personal investments and activities involving professional, charitable, educational, religious, civic and similar types of activities, speaking engagements and membership on committees; provided, such activities do not, individually or in the aggregate, interfere with the performance of Executive’s duties and responsibilities under this Agreement, violate the Company’s standards of conduct then in effect, or raise a conflict under the Company’s conflict of interest policies, or otherwise compromise Executive’s fiduciary duties.

2.Compensation and Related Matters

(a)Base Salary. During the Employment Period, Executive’s annual base salary (the “Base Salary”) will be Three Hundred Ninety Thousand Dollars ($390,000) per annum, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices. The CEO, the Board, and/or the Compensation Committee shall review Executive’s Base Salary and performance no less than annually within thirty (30) days of the completion of the Company’s audit and implement such increases in Base Salary as they may determine in their sole and absolute discretion considering Executive’s performance against established goals and the total compensation of similarly situated executives in peer group companies. As the CPO, Executive shall be an “exempt” employee for purposes of the Fair Labor Standard Act.

(b)Bonus. Commencing with the 2021 calendar year, Executive will be eligible to receive an annual performance bonus with a target achievement equal to twenty percent (20%) of Executive’s Base Salary (the “Annual Bonus”). Any Annual Bonus amount payable shall be based on the achievement of performance goals to be established by the Board or the Compensation Committee. Such performance goals shall be established and communicated in written form prior to the commencement of the performance period or within the first quarter of the performance period. Executive hereby acknowledges and agrees that nothing contained herein confers upon Executive any right to an Annual Bonus in any calendar year and that whether the Company pays Executive an Annual Bonus and the timing of such payment will be determined by the Board or the Compensation Committee in its sole and absolute discretion. Further, following Executive’s ninety (90) day anniversary of employment, Executive will meet with the Compensation Committee and be expected to provide such committee with performance goals for the remainder of the 2021 calendar year. At such meeting, Executive’s performance goals will be set by the Compensation Committee. Whether with respect to any future Annual Bonus or in connection with an annual review of Executive’s performance, the Compensation Committee and the Board may increase Executive’s Base Salary or percentage associated with target achievement for future Annual Bonuses or award additional equity pursuant to the Company’s 2017 Equity Incentive Plan, as then in effect. Such additional equity awards will be made, however, in the sole and absolute discretion of the Board or Compensation Committee.

(c)Share Award. Subject to the approval of the Board or Compensation Committee, the Company will take appropriate action within ninety (90) days following the Effective Date to make an award of One Hundred Thousand (100,000) shares of the Company’s common stock to Executive (“Share Award”). The Share Award will vest at the rate of 1/4th of the total number of shares on the first anniversary of the Effective Date and 1/36th of the total number of remaining unvested shares each month thereafter. Vesting will depend and be contingent upon Executive’s continued employment with the Company through the completion of any vesting date, and any unvested shares will be forfeited upon Executive’s termination of employment from the Company for whatever reason. Executive has consulted with a tax advisor of his choice (or knowingly declined to do so) related to the income taxes that may be due upon the vesting dates of the Share Award. Executive acknowledges and agrees that the Company is authorized to withhold and deduct, including the possibility of withholding vested Shares in an amount equal to the minimum rate required by Federal, state, or local laws.

(d)Benefits. Executive may, to the extent eligible, participate in such employee and executive benefit plans and programs as the Company may, from time to time, offer to its executives, subject to the terms and conditions of such plans and programs. Notwithstanding the foregoing, nothing herein is intended or shall be construed, to require the Company to institute or continue any, or any particular, plan or benefits. The Company reserves the right to amend or terminate any employee benefit plan or program, and any executive benefit plan or program, at any time, in its sole discretion, subject to the terms of such plan, program, and applicable law.

(e)Vacation. Executive shall be entitled to vacation, sick leave, holidays and other personnel, paid time-off benefits provided by the Company from time to time which are applicable to the Company’s executive officers in accordance with Company policy. The opportunity to take paid time off is contingent upon Executive’s workload and ability to manage Executive’s schedule and responsibilities.

(f)Business Expenses. Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures. In addition to reimbursed expenses, the Company agrees to provide a company owned laptop for business related activity.

3.Termination

(a)Termination Without Cause. The Company may terminate the Executive’s employment relationship without Cause by giving Executive fifteen (15) days’ prior written notice.

(b)Termination Without Good Reason. Executive may terminate the Executive’s employment relationship without Good Reason by giving the Company fifteen (15) days’ prior written notice.

(c)Termination With Good Reason. Executive may terminate the Executive’s employment relationship by following the notice and resignation procedures set forth in the definition of Good Reason.

(d)Termination for Cause. The Company may terminate Executive’s employment for Cause (as defined below) at any time without notice or payment in lieu of notice.

(e)Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effect such resignations.

4.Obligations upon Termination of Employment

(a)Executive’s Obligations. Executive hereby acknowledges and agrees that all Personal Property (as defined below) and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the

Company and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s possession or delivered to anyone else). For purposes of this Agreement, “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, laptop computers, docking stations, cellular and portable telephone equipment, personal digital assistant (PDA) devices and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates. Following termination, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates. In addition, Executive shall continue to be subject to the Confidential Information Agreement (as defined below). The representations and warranties contained herein and Executive’s obligations under this Section 4(a) and the Confidential Information Agreement shall survive the termination of Executive’s employment and the termination of this Agreement.

(b)Payments of Accrued Obligations upon Termination of Employment. Upon termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within ten (10) days after the date Executive terminates employment with the Company (or such earlier date as may be required by applicable law): (i) any portion of Executive’s Base Salary earned through Executive’s termination date not theretofore paid; (ii) any expenses owed to Executive under Section 2(f) above; (iii) subject to Company policy and the law, any accrued, but unused vacation pay owed to Executive pursuant to Section 2(e) above, pursuant to Company policy, if any, to the extent not inconsistent with applicable laws; (iv) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs, or arrangements under Section 2(d) above, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements.

(c)Benefits upon Covered Termination. If Executive experiences a Covered Termination (as defined below), and if Executive executes a general release of all claims against the Company and its affiliates in substantially the form provided by the Company in its sole discretion (the “Release of Claims”) that becomes effective and irrevocable within sixty (60) days, or such shorter period of time specified by the Company, following such Covered Termination, then, in addition to any accrued obligations payable under Section 4(b) above, the Company shall provide Executive with the following:

(i)Severance Pay. A cash payment equal to six (6) months of Executive’s Base Salary at the rate in effect immediately prior to the Executive’s date of termination, less applicable taxes and withholdings and payable in regular, equal installments commencing on the first regularly- scheduled payroll date after the effective date of the Release of Claims.

(ii)Severance Benefits. If Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse

Executive for the difference between the monthly COBRA premium paid by Executive for Executive and Executive’s dependents and the monthly premium amount paid by similarly situated active executives (“COBRA Subsidy”). Such COBRA Subsidy reimbursement shall be paid to Executive on the last day of each month immediately following the month in which Executive timely remits the premium payment. Executive shall be eligible to receive such COBRA Subsidy reimbursement until the earliest of: (i) the six (6) month anniversary of Executive’s termination date; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive becomes eligible to receive similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 4(c)(ii) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”) or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the Parties agree to reform this Section 4(c)(ii) in a manner as is necessary to comply with the ACA.

(iii)Pro-Rated Bonus. Executive shall be eligible to receive his Annual Bonus for the year in which the Covered Termination of employment occurs to the extent earned based on the attainment of applicable performance goals as determined by the Board in its sole discretion following the end of the calendar year in which the Covered Termination date occurs, pro-rated based on the total number of days elapsed (and worked by Executive) in the calendar year as of the termination of employment date. If and to the extent earned, such pro-rated bonus shall be paid out at the same time annual bonuses are paid generally to senior executives of the Company for the relevant year, less applicable withholdings, but in no event later than March 15th of the calendar year immediately following that in which such pro-rated bonus may have been earned.

(iv)	Accelerated Vesting.

(A)Twenty five percent (25%) of the Share Award described in Section 2(c) will vest, if before the one (1) year anniversary of the Effective Date, (1) the Company terminates Employee’s employment and this Agreement without Cause, or (2) the Employee terminates his employment and this Agreement for Good Reason. The vesting shall be accelerated effective immediately prior to such termination date with respect to that number of shares subject to Executive’s then outstanding Share Award that would have been vested.

(B)One hundred percent (100%) of the remaining unvested Share Award described in Section 2(c) will vest, if on or after the one

(1) year anniversary of the Effective Date, (1) the Company terminates Employee’s employment and this Agreement without Cause, or (2) the Employee terminates his employment and this Agreement for Good Reason. The vesting shall be accelerated effective immediately prior to such termination date with respect to that number of shares subject to Executive’s then outstanding Share Award that would have been vested.

(C)One hundred percent (100%) of the remaining unvested Share Award described in Section 2(c) will vest upon a Change in Control (as defined below) event as long as Executive is employed by the Company on the closing date of such Change in Control event. The vesting shall be accelerated effective immediately prior to such Change in Control with respect to that number of shares subject to Executive’s then outstanding Share Award that would have been vested.

(d)No Other Severance. The provisions of this Section 4 shall supersede, in their entirety, any severance payment or other arrangement provided by the Company, including, without limitation, any severance plan or policy of the Company.

(e)No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any party except as provided for in the General Release to be executed by Executive in connection with a Covered Termination and Section 4(c) above.

(f)Certain Reductions. The Company shall reduce Executive’s severance benefits under this Agreement, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company in connection with Executive’s termination, including but not limited to payments or benefits pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, or (ii) any Company policy or practice providing for Executive to remain on the payroll without being in active service for a limited period of time after being given notice of the termination of Executive’s employment. The benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of Executive’s termination of employment. Such reductions shall be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory obligation.

5.Limitation on Payments

(a)Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise

(“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following alternative forms of payment would maximize Executive’s after-tax proceeds: (A) payment in full of the entire amount of the Payment (a “Full Payment”) or (B) payment of only a part of the Payment, so that Executive receives that largest Payment possible without being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account the applicable federal, state, and local income taxes and the Excise Tax (all computed at the highest marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion the Payment may be subject to the Excise Tax.

(b)If a Reduced Payment is made pursuant to this Section 5, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.

(c)All determinations required to be made under this Section 5 shall be made by such adviser as may be selected by the Company; provided, that the adviser’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code. The adviser shall provide its determination, together with detailed supporting calculations and documentation, to Executive and the Company within thirty (30) business days following the date of termination of Executive's employment, if applicable, or such other time as requested by Executive (provided, that Executive reasonably believes  that  any  of the Payments may be subject to the Excise Tax) or the Company. All reasonable fees and expenses of the adviser in reaching such a determination shall be borne solely by the Company.

6.Successors

(a)Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees as the circumstances permit.

7.Notices

Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one (1) day following transmission via paid, overnight Federal Express or similar courier service.  In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the CEO of the Company with a copy (which shall not constitute notice) to Saul Ewing Arnstein & Lehr LLP, c/o Marc J. Adesso, 161 N. Clark Street, Suite 4200, Chicago Illinois 60601.

8.Dispute Resolution

To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all controversies, claims, and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms, shall be resolved solely and exclusively by final and binding arbitration held in New York County, New York through Judicial Arbitration & Mediation Services (“JAMS”) in conformity with the then-existing JAMS employment arbitration rules and New York law. The arbitrator shall:  (a) provide adequate discovery for the resolution of the dispute; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall award the prevailing Party attorneys’ fees and costs, and expert fees, if any. Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them under Section 10(a) hereof, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Section 10(a) of this Agreement, none of the Parties hereto shall raise the defense that there is an adequate remedy at law. Executive and the Company understand that by agreement to arbitrate any claim pursuant to this Section 8, they will not have the right to have any claim decided by a jury or a court, but shall instead have any claim decided through arbitration. Executive and the Company waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities. Except as may be prohibited by applicable law, the foregoing waiver includes the ability to assert claims as a plaintiff or class member in any purported class or representative proceeding. Employee represents and warrants that he has had the opportunity to consult with counsel regarding this Section and understands the rules and procedures of JAMS.

9.Section 409A

(a)General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date (“Section 409A”) and, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with or exempt from Section 409A. If the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason there for), the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(b)Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount that is deemed a “deferral of compensation” subject to Section 409A shall be payable pursuant to Section 4 above unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A (“Separation from Service”) and, except as provided under Section 9(c) below, any such amount shall not be paid, or in the case of installments, commence payment, until the sixtieth (60th) day following Executive’s Separation from Service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service, but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(c)Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the first day of the seventh (7th) month following the date of the Executive’s Separation from Service, all payments deferred pursuant to this Section 9(c) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(d)Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one (1) year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(e)Installments. For purposes of Section 409A including, without limitation, for purposes of Treasury Regulation §1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a “right to receive a series of separate payments” and, accordingly, “each such installment payment shall at all times be considered a separate and distinct payment.”

10.Miscellaneous Provisions

(a)Work Eligibility; Confidentiality Agreement. As a condition of Executive’s employment with the Company, Executive will be required to provide evidence of Executive’s identity and eligibility for employment in the United States. It is required that Executive brings the appropriate documentation with Executive at the time of employment. As a further condition of Executive’s employment with the Company, Executive shall enter into and abide by the Company’s Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidential Information Agreement”).

(b)Withholdings and Offsets. The Company shall be entitled to withhold from any amounts payable under this Agreement, in cash or in kind, any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise. If Executive is indebted to the Company at his termination date, the Company reserves the right to offset any severance payments under this Agreement by the amount of such indebtedness.

(c)Waiver. No provision of this Agreement  shall  be modified,  waived, or discharged unless the modification, waiver, or discharge is agreed to in writing and signed by Executive and by an authorized director or officer of the Company (other than

Executive). No waiver by either Party of any breach of, or of compliance with, any condition or provision of this Agreement by the other Party shall be considered a waiver  of any other condition or provision or of the same condition or provision at another time.

(d)Whole Agreement. This Agreement and the Confidential Information Agreement (together with any equity award agreement between the Company and Executive) represent the entire understanding of the Parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same, including that offer letter dated March 6, 2021.

(e)Amendment. This Agreement cannot be amended or modified except by a written agreement signed by Executive and an authorized member of the Company.

(f)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to any conflicts of law provisions.

(g)Severability. The finding by a court of competent jurisdiction of the unenforceability, invalidity, or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid, or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the intention of the Parties hereto with respect to the invalid or unenforceable term or provision.

(h)Interpretation; Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. Company will reimburse Executive for reasonable attorneys’ fees and costs incurred by Executive in connection with the review of this Agreement up to a total taxable reimbursement of Thousand Five Hundred Dollars ($2,500); provided that, Executive submits copies of the invoices associated with such legal services within forty five (45) days of the last day of each calendar month legal services were incurred; provided, further that, such invoices may be redacted by Executive to preserve attorney-client privilege. The Parties hereto acknowledge that each Party hereto and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

(i)Representations; Warranties. Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity and that Executive has not engaged in any act or omission that could be reasonably expected to result in or lead to an event constituting “Cause” for purposes of this Agreement. The representation and warranties contained in this Section 10(i) are material to the Company entering into this

Agreement with Executive.

(j)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one (1) and the same instrument.

(k)Non-Disparagement. Executive agrees and covenants that Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning Company or any of its employees, officers, existing and prospective customers, suppliers, investors and other associated third parties. This Section 10(k) does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency; provided that, such compliance does not exceed that required by the law, regulation, or order. Executive shall promptly provide written notice of any such order to the Board.

11.	Definition of Terms

The following terms referred to in this Agreement shall have the following meanings:

(a)“Cause” means any one (1) or more of the following:  (i) Executive’s willful failure substantially to perform his duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) Executive’s commission of any act  of fraud, embezzlement, dishonesty or any other willful misconduct that has caused  or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Executive of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of his relationship with the Company; (iv) Executive's willful  breach of any of his obligations under any written agreement or covenant with the Company, including, without limitation, this Agreement or the Confidential Information Agreement; or (v) Executive’s violation of Section 10(i) of this Agreement. With respect to clause (i) above, prior to terminating Executive for Cause, (A) the Company shall provide written notice of the events and circumstances giving rise to Cause, (B) the Executive shall have thirty (30) days to cure, and (C) the Executive must have failed to cure within such thirty (30) day cure period.

(b)“Change in Control” means:  (i) the liquidation, dissolution, or winding up of the Company; (ii) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganizations, provided that the applicable transaction shall not be deemed a Change in Control unless the Company’s stockholders constituted immediately  prior to such transaction  do  not hold more than fifty percent (50%) of the voting power of the surviving or acquiring entity (or its parent) immediately following such transaction (taking into account only voting power resulting from stock held by such stockholders prior to such transaction); (iii) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power outstanding before such transaction is transferred; or (iv) a sale, conveyance or other disposition of all or substantially all of the assets of the Company (including without limitation a license of all or substantially all of the Company’s intellectual property that is either exclusive or otherwise structured in a manner that constitutes a license of all or substantially all of the assets of the Company); provided that a Change in Control shall not include (A) a merger or consolidation with a wholly- owned subsidiary of the Company, (B) a transaction effected exclusively for the purpose of changing the domicile or state of incorporation of the Company, or (C) any transaction or series of related transactions principally for bona fide equity financing purposes in which the Company is the surviving corporation. Notwithstanding the foregoing, a “Change in Control” must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) with respect to any compensation or benefit that is subject to Section 409A.

(c)“Covered Termination” shall mean the termination of Executive’s employment either (i) by the Company without Cause; or (ii) by Executive for Good Reason.

(d)“Good Reason” means Executive’s resignation from all positions he then holds with the Company that is effective within one hundred twenty (120) days after the occurrence, without Executive’s written consent, of any of the following: (i) a material reduction in Executive’s Base Salary, as in effect immediately prior to such reduction (other than in connection with a general reduction of base salaries applicable to all similarly-situated executives); (ii) the relocation of Executive’s primary work location to a facility or a location more than fifty (50) miles from Executive’s then present location; (iii) requiring Executive’s daily physical attendance at the Company’s headquarters in New York, New York, other than those times when his attendance is required. Notwithstanding the foregoing, a resignation shall not constitute a resignation for “Good Reason” unless the Executive provides written notice of such condition to the Company within thirty (30) days of the first occurrence of such condition. Upon receipt of such notice, the Company has thirty (30) days to cure such noticed condition. Executive’s resignation must be effective within thirty (30) days after the expiration of such thirty (30) day cure period.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed this Employment Agreement as of the day and year set forth below.

KUBIENT, INC.

/s/ paul Roberts

Title: Chief Executive Officer
Date: Apr 9, 2021

EXECUTIVE
/s/ Leon Zemel
Leon Zemel
Apr 9, 2021